Exhibit 10.26

FORM OF THIRD AMENDMENT TO

CHANGE IN CONTROL SEVERANCE AGREEMENTS

THIS AMENDMENT to Change in Control Severance Agreement (“Amendment”) dated as of May 1, 2004 is made by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), and                      (“Executive”).

WHEREAS, the Company and Executive have previously entered into a Change in Control Severance Agreement dated as of                     , as amended by a first amendment dated as of November 15, 2000 and a second amendment dated as of June 28, 2001 (together, the “Agreement”); and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to further amend the Agreement; and

WHEREAS, Section 7.7 of the Agreement authorizes its modification in a writing signed by both Executive and a designated officer of the Company;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the Company and Executive hereby amend the Agreement as follows:

1. Defined Terms in Amendment; Headings. The definitions of capitalized terms used in the Amendment will be the same as are set forth in the Agreement except as amended herein. Headings used in the Amendment are provided for reference and convenience only, will not be considered part of the Amendment, and will not be employed in the construction of the Amendment.

2. Lump-Sum Matching Amount. Section 5.2(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Lump-Sum Severance Payment. In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company will pay to Executive a lump sum severance payment, in cash, equal to: (i) the Classification Factor (or, if less, the Retirement Factor) times the sum of (x) Executive’s Annual Base Salary and (y) Executive’s Annual Bonus; plus (ii) the Matching Amount, if any; plus (iii) the Incentive Shares Amount, if any.”

3. New Definition. Section 8 of the Agreement is hereby amended to add the following new definition:

“ “Incentive Shares Amount” means the cash amount equal to (i) the aggregate number of target incentive shares granted to Executive during the 3-year period immediately preceding the Change in Control (net of the number of target incentive shares that would be required to be offset against such shares if awarded, such as the offset required under the Company’s incentive shares granted January 6, 2004 for awards pursuant to the incentive shares granted January 3, 2003), multiplied by (ii) the fair market value of a share of PNC common stock on the date the Change in Control occurs.

For purposes of this definition, incentive shares will mean incentive share award opportunities granted to Executive by the Committee under the Company’s 1997 Long-Term Incentive Award Plan, as amended from time to time, or any successor plan or plans, where the amount that may be awarded to Executive pursuant to the opportunity is based at least in part on the performance of the Corporation with respect to a performance goal or goals established by the Committee.

For purposes of this definition, fair market value of a share of PNC common stock on a given date will mean the closing price of the stock on that date on the principal stock exchange on which the stock is traded, or if the stock no longer trades on the exchange on that date, the value of the per share consideration payable to a PNC common shareholder in connection with the Change in Control transaction.

If no Change in Control has occurred by the time the payment to Executive provided for in Section 5.2(a) is due, the 3-year period referenced in the first paragraph of this definition will be the 3-year period immediately preceding the CIC Triggering Event, and the fair market value of a share of PNC common stock referenced in that paragraph will be measured on the date the CIC Triggering Event occurred or on the Date of Termination, if higher.”

4. Renumber Certain Definitions. The definitions in Section 8 of the Agreement are hereby numbered or renumbered, as the case may be, so that they appear in alphabetical order after the addition set forth in the Amendment, and any references in the Agreement to definitions by section number are also hereby amended accordingly.

IN WITNESS WHEREOF, the Company has caused the Amendment to be executed by its officer, thereunto duly authorized, and Executive has executed the Amendment, all as of May 1, 2004.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:

[Name]
[Title]

EXECUTIVE

[Name]